Exhibit 99.1

Name and Address of Reporting Person:	Halcyon Capital Management LP
477 Madison Avenue, 8th Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Event Requiring Statement
(Month/Day/Year):	July 24, 2017

Footnotes to Form 3

(1) This statement is being filed by the following Reporting Persons in connection with the consummation of the transactions contemplated by that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Hamony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”): Halcyon Mount Bonnell Fund LP (“Mount Bonnell”), HLTS GP LLC (“HLTS”), HCN LP (“HCN”), HCN GP LLC (“HCN GP”), Halcyon Energy, Power & Infrastructure Capital Holdings LLC (“HEPI”), First Series of HDML Fund I LLC (“HDML”), HDML Asset LLC (“HDML Asset”), Halcyon Capital Management LP (“Halcyon Capital”), Avinash Kripalani, Jason Dillow, Kevah Konner and John Bader.

HLTS is the general partner of Mount Bonnell.  HCN GP is the general partner of HCN. HDML Asset is the investment member of HDML.  Halcyon Capital is the investment manager for each of Mount Bonnell, HCN, HEPI and HDML.  Investment decisions of Halcyon Capital are made by one or more of its portfolio managers, including Jason Dillow and Kevah Konner, each of whom has individual decision-making authority.  John Bader is the CEO of Halcyon Capital.  Avinash Kripalani is a Principal at Halcyon Capital and serves on the board of directors of the Issuer as Halcyon’s representative.

(3) Represents 2,060,464 shares directly held by HEPI (including 313,288 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 4,806,319 shares directly held by HCN (including 730,789 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 3,125,074 shares held directly held by Mount Bonnell (including 475,160 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 750,921 shares directly held by HDML (including 114,176 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).

(4) Each of the Reporting Persons disclaims beneficial ownership of the shares reported herein, except to the extent of its, his or her pecuniary interest.